Exhibit (a)(2)

SCHEDULE A

SERIES OF TRUST

as of February 29, 2012

PIMCO Dividend and Income Builder Fund

PIMCO Emerging Multi-Asset Fund

PIMCO EqS Dividend Fund

PIMCO EqS Emerging Markets Fund

PIMCO EqS Long/Short Fund

PIMCO EqS Pathfinder FundTM